StarStream®

Flexible Premium Deferred Variable Annuity

Issued by Depositor

AuguStar® Life Insurance Company

in all states except in New York

AuguStar Variable Account A

Summary Prospectus for New Investors

May 18, 2026

This summary prospectus summarizes key features of StarStream Variable Annuity, a flexible premium deferred variable annuity contract. Before You invest, You should also review the Contract’s prospectus, which contains more information about the Contract’s features, benefits and risks. You can find the current prospectus and other information about the Contract online at www.augustarfinancial.com/starstream. You can also obtain this information at no cost by calling 888.925.6446, emailing AnnuityService@augustarfinancial.com, or by writing to One Financial Way, Montgomery, Ohio 45242.

You may cancel Your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, You will receive either a full refund of the amount You paid with your application or Your total Contract Value. You should review the prospectus, or consult with Your investment professional, for additional information about the specific cancellation terms that apply. Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission's staff and is available at Investor.gov.

The Contract is a complex investment and involves risks, including potential loss of principal. The Contract is not a short-term investment. It is not suitable for investors needing ready access to cash. Withdrawals may trigger withdrawal charges, fees, taxes, and tax penalties. Optional Benefits contain limitations on withdrawals that, if exceeded, may have a significant negative impact on the value of the benefit and may cause the benefit to terminate prematurely.

Our ability to meet Contract obligations depends on Our financial strength and claims-paying capacity.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of the prospectus. It is a criminal offense to represent otherwise. We do not intend for the prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state where this is not permitted.

The contracts are not insured by the FDIC or any other agency. They are not deposits or other obligations of any bank and are not bank guaranteed. They are subject to investment risks and possible loss of principal. This summary prospectus must be accompanied by the current Rate Sheet Supplement. For all new Optional Benefit elections, We issue a Rate Sheet Supplement to update the “Are There Ongoing Fees and Expenses” in the “Important Information You Should Consider About the Contract” sections in the prospectus. The Rate Sheet Supplement also provides the following current values for the Level, Boost, Daily, and Protector Optional Benefits:

●	Optional Benefit Fee;
●	Maximum Protected Annual Withdrawal Rates;

●	Maximum Annual Optional Benefit Fee Adjustment;
●	Charge Freeze Period;
●	Roll-Up Rate;
●	Roll-Up Period; and
●	Deferral Credit Rates

Additionally, the Rate Sheet Supplement provides the following current values for the Protected Death Benefit:

●	Protected Death Benefit Fee;
●	Maximum Annual Protected Death Benefit Fee Adjustment; and
●	Protected Death Benefit Charge Freeze Period

After your Contract is issued, the percentages and terms listed above are guaranteed not to change for the life of your Contract, except for the Optional Benefit fee and Protected Death Benefit fee which may change after the contract is issued. You will be notified in writing by Us of any change in fee. The Rate Sheet Supplement indicates the deadline by which Your application or spousal continuation election form must be signed and dated to lock in the disclosed rates and terms.

Table of Contents

Overview of the Contract	6
Important Information You Should Consider About the Contract	9
Benefits Available Under the Contract	13
Buying the Contract	18
Making Withdrawals: Accessing Your Money in Your Contract	21
Additional Information about Fees	25
Appendix A – Investment Options Available Under the Contract	28
Appendix B – Optional Benefit Investment Requirements	33

Glossary

Accumulation Units – A unit of measure used to compute the variable portion of Your Contract Value during the accumulation phase.

Annuitant – The natural person whose life is used to determine the Annuity Income Payments on the Annuity Payout Date and when any death benefit will be paid under this Contract.

Annuity Income Payments – income payment(s) the payee receives under the available annuity options after You annuitize Your Contract.

Annuity Payout Date – The date on which Annuity Income Payments begin.

Beneficiary – The person(s) or entity(ies) designated by the owner to receive the death benefit, if any.

Benefit Date – The date that an Optional Benefit becomes effective.

Benefit Date Anniversary – A reoccurring date that occurs on the same date monthly, quarterly (a consecutive three (3) month period), or yearly from the Benefit Date.

Benefit Year – Beginning on the Benefit Date, each one year period (365 days) that an Optional Benefit remains in-force.

Charge Freeze Period – The period in which We guarantee that the Optional Benefit Fee will not change.

Contract Value – the sum of: (a) Your share of the Variable Portfolios’ Accumulation Values; and (b) the value of amounts, if any, allocated to any available Fixed Account Option(s).

Covered Life(ves) – The person or persons whose lifetime withdrawals or income are guaranteed.

Deferral Credit Period – The period(s) of time after which the Deferral Credit Rate will be applied if withdrawals are deferred.

Deferral Credit Rate – A percentage added to the Maximum Protected Annual Withdrawal Rate, if withdrawals are deferred for the Deferral Credit Period(s).

Enhanced Dollar Cost Averaging (EDCA) – An automatic transfer program under which a specified dollar amount or percentage of Contract Value is systematically transferred from the EDCA Fixed Account to one or more eligible Variable Portfolios on a periodic basis.

Excess Withdrawal – Any withdrawal that is taken in a Benefit Year after the Protected Lifetime Withdrawal Period has commenced and exceeds the greater of the Maximum Protected Annual Withdrawal or the required minimum distribution amount calculated by the Company. An Excess Withdrawal will cause the Protected Benefit Base and the Maximum Protected Annual Withdrawal to be reduced and may result in termination of the Optional Benefit and the Contract.

Fixed Account – An account, if available, in which You may invest Purchase Payments and earn a fixed rate of return and is an obligation of the general account.

Good Order – The necessary, complete, and accurate forms and/or information that You are required to provide to Us so that We may complete a requested transaction.

Investment Requirements – If You elect an Optional Benefit, You must be invested in accordance with certain requirements outlined in “Appendix B – Optional Benefit Investment Requirements.”

Latest Annuity Payout Date – The date upon which Annuity Income Payments must begin or that the Contract Value must be fully withdrawn. The Latest Annuity Payout Date is based on the Annuitant’s date of birth.

Market Close – The close of the New York Stock Exchange (“NYSE”) on business days, excluding holidays, usually at 4:00pm Eastern Time. A business day is considered a day other than a Saturday, Sunday, federal holiday, or a day when the NYSE is officially closed.

Maximum Annual Optional Benefit Fee Adjustment – The maximum rate the Optional Benefit Fee may be adjusted by in any Benefit Year, after the Charge Freeze Period.

Maximum Annual Protected Death Benefit Fee Adjustment – The maximum rate the Protected Death Benefit Fee may be adjusted by in any Benefit Year, after the Protected Death Benefit Charge Freeze Period.

Maximum Optional Benefit Fee – The maximum rate that the Optional Benefit Fee may be increased to, after the Charge Freeze Period.

Maximum Protected Annual Withdrawal (MPAW) – The maximum amount that may be withdrawn or taken as income each Benefit Year after entering the Protected Lifetime Withdrawal Period or the Protected Lifetime Income Period.

Maximum Protected Annual Withdrawal Rate (“MPAW Rate”) – The percentage used to calculate the MPAW amount; it is an age-based percentage that is locked in at the commencement of the Protected Lifetime Withdrawal Period and/or the Protected Lifetime Income Period.

Optional Benefit – A benefit that You may elect, designed to help create guaranteed withdrawals or income for life and provide some protection against certain financial risks. An Optional Benefit may provide a death benefit that does not reduce for certain withdrawals.

Optional Benefit Fee – The fee assessed for providing an Optional Benefit.

Pre-Lifetime Withdrawal – A one-time only withdrawal election to have the withdrawal not treated as a Protected Lifetime Withdrawal. This must be taken, if at all, prior to the Protected Lifetime Withdrawal Period. Pre-Lifetime Withdrawal will cause the Protected Benefit Base and the Maximum Protected Annual Withdrawal to be reduced.

Protected Benefit Base – The value used to determine the fee and the maximum amount that may be withdrawn or taken as income each Benefit Year after entering the Protected Lifetime Withdrawal Period or the Protected Lifetime Income Period.

Protected Death Benefit – A death benefit equal to the greater of the Protected Death Benefit Base or the Contract Value.

Protected Death Benefit Base – The value used to determine the Protected Death Benefit.

Protected Death Benefit Charge Freeze Period - The period in which We guarantee that the Protected Death Benefit Fee will not change.

Protected Death Benefit Fee – The fee assessed for providing the Protected Death Benefit, in addition to the Optional Benefit Fee.

Protected Fixed Account – A Fixed Account available only with the Optional Benefits, to which You are required to allocate to, and which earns a fixed rate of return.

Protected Lifetime Income Amount – The annual income amount paid during the Protected Lifetime Income Period that is equal to the MPAW amount.

Protected Lifetime Income Period – The period beginning at the earlier of the date the Contract Value is reduced to zero (0) not due to Excess Withdrawals or the Latest Annuity Payout Date during which the Protected Lifetime Income Amount is paid.

Protected Lifetime Withdrawal – Any withdrawal amounts up to the greater of the MPAW or required minimum distributions (RMD) amount, as applicable for a Benefit Year during the Protected Lifetime Withdrawal Period.

Protected Lifetime Withdrawal Period – The period that begins when the first Protected Lifetime Withdrawal is taken and continues until the Optional Benefit enters the Protected Lifetime Income Period or is terminated.

Purchase Payments – The money You give Us to buy and invest in the Contract.

Rate Sheet Supplement – A supplement to the prospectus that provides the terms for the Optional Benefits when You purchase the Contract.

Roll-Up Base – A calculation value used to determine the Protected Benefit Base which is in turn used to determine the guaranteed withdrawal and income amounts that may be increased by a simple interest rate during a limited period if required conditions are met.

Roll-Up Calculation Base – The initial Protected Benefit Base plus any subsequent Purchase Payments and reduced proportionally for the Pre-Lifetime Withdrawal or any Excess Withdrawals.

Roll-Up Period – Beginning on the Benefit Date, the maximum period of time that the Roll-Up Rate will apply.

Roll-Up Rate – The simple interest rate used to calculate the roll-up during the Roll-Up Period provided no withdrawals (except the Pre-Lifetime Withdrawal) have occurred during the twelve-month period that follows the prior yearly Benefit Date Anniversary.

Separate Account– AuguStar Variable Account A (“VAA”), a segregated asset account maintained by Us separately from Our general account. The Separate Account consists of Variable Portfolios investing in shares of Underlying Funds.

Trust(s) – Collectively refers to the AuguStar® Variable Insurance Products Fund, Inc, AIM Variable Insurance Funds (Invesco Variable Insurance Funds), American Funds Insurance Series®, Fidelity® Variable Insurance Products, Franklin Templeton Variable Insurance Products Trust, Goldman Sachs Variable Insurance Trust, Ivy Variable Insurance Portfolios, Janus Aspen Series, MFS® Variable Insurance Trust, and PIMCO Variable Insurance Trust.

Underlying Fund – The underlying investment portfolios of the Trusts in which a Variable Portfolio invests.

Valuation Period – The period of time from determination of one Accumulation Unit value or annuity unit value to the next determination. A Valuation Period usually ends at Market Close. The Valuation Period may end sooner to correspond to earlier closing of the New York Stock Exchange. Accumulation Unit value and annuity unit values for each annuity period are determined at the end of that Valuation Period.

Variable Portfolio(s) – A variable investment option available under the Contract. Each Variable Portfolio, which is a subaccount of the Separate Account, invests in shares of one of the Underlying Funds. Each Underlying Fund has its own investment objective.

We, Us, Our, the Company, AuguStar, AuguStar Life – AuguStar Life Insurance Company.

You, Your – The owner.

Overview of the Contract

Purpose

This Contract is designed to help You save for retirement or other long-term goals by offering a range of investment options during the accumulation phase.

It can also provide:

●	A Death Benefit to protect Your chosen Beneficiaries.
●	Optional Benefits that provide for lifetime withdrawal and income guarantees, subject to conditions.
●	Annuity Income Payments that can provide steady income during retirement.

This Contract is best suited for people with long-term financial goals. It may not be appropriate for You if You expect to need Your money in the short term.

Phases of the Contract

The Contract has two phases: (1) an accumulation (savings) phase, prior to the Annuity Payout Date; and (2) an income phase, after the Annuity Payout Date.

Accumulation Phase. To help You accumulate assets during the accumulation phase, You can invest Your Purchase Payments and Contract Value in:

●	Variable Portfolios available under the Contract, each of which invests in an Underlying Fund with its own investment objective, strategies, and risks; investment advisor(s); expense ratio; and performance history; and
●	Fixed Account(s), if available, which guarantees principal and a minimum interest rate.

Additional information about each Variable Portfolio and Fixed Account is provided in “Appendix A – Investment Options Available Under the Contract.”

Income Phase. You can start the income phase by electing to annuitize Your Contract and turn Your Contract Value into a stream of income payments (Annuity Income Payments). Annuitizing Your Contract ends the accumulation phase. At the time of annuitization, You will elect the duration of the Annuity Income Payments—either for a fixed period of time or for the duration of the last Annuitant’s life. You also elect whether the Annuity Income Payments will be fixed or variable. After annuitization begins, the only value associated with the Contract is the Annuity Income Payments. Additionally, once the Contract is annuitized, there is no death benefit. This means that upon the death of the last Annuitant, all payments stop and the Contract terminates, unless the particular annuitization option provides otherwise. If You elect an Optional Benefit, You may enter the income phase by annuitizing the Contract; however, Your Optional Benefit will terminate, and Your remaining Contract Value will be applied to the selected annuity option. If Your Contract is still in the accumulation phase on the Latest Annuity Payout Date, Your Optional Benefit will automatically enter the Protected Lifetime Income Period and Your remaining Contract Value will be forfeited to Us. Alternatively, You could elect to annuitize Your Contract and apply Your remaining Contract Value to an annuity option. You can also make a full withdrawal of the Contract Value on the Latest Annuity Payout Date, if the Contract is still in the accumulation phase and if the withdrawal request is received by Market Close by or before the Latest Annuity Payout Date in Good Order.

Contract Features

Enhanced Dollar Cost Averaging. At no additional charge, You may participate in Enhanced Dollar Cost Averaging, which automatically transfers a dollar amount or percentage of money from the EDCA Fixed Account to pre-selected Variable Portfolios. Please see Enhanced Dollar Cost Averaging in “Standard Benefits Included in the Contract” in the prospectus. Certain restrictions apply.

Deposits to the Account. You can apply additional Purchase Payments to the Contract until the Annuity Payout Date, subject to certain restrictions. Please refer to “Buying the Contract”.

Withdrawals from the Contract. You can withdraw some or all of Your Contract Value at any time prior to annuitization, subject to certain restrictions. A withdrawal charge may apply, as well as taxes and tax penalties. Withdrawals may also reduce the value of Your Contract’s benefits (including the death benefit and any Optional Benefit), by an amount that could be greater than the amount withdrawn and could result in the termination of the benefit. After annuitization, withdrawals are not permitted unless otherwise specified by the applicable annuity option.

Standard Death Benefit. If the Annuitant dies during the accumulation phase, the Beneficiary will receive the return of purchase payment death benefit which offers the greater of the (a) Contract Value or (b) Purchase Payments proportionally reduced for withdrawals. There is no additional charge for this death benefit.

Spousal Continuation. If the surviving spouse chooses to continue the Contract and becomes the sole owner and Annuitant, the surviving spouse’s Beneficiary will receive the death benefit upon the death of the surviving spouse, subject to certain conditions. Please see Spousal Continuation in “Standard Benefits Included in the Contract” in the prospectus.

Tax Deferral. Your Purchase Payments accumulate earnings, if any, on a tax-deferred basis. This means Your earnings are not taxed until You take money out of Your Contract, such as when (1) You take a withdrawal; (2) You receive an Annuity Income Payment (or Protected Lifetime Income Amount under an Optional Benefit), or (3) upon payment of a death benefit.

Rebalancing. At no additional charge, You can elect to automatically reallocate Your Contract Value among Your Variable Portfolios periodically to maintain Your selected allocation percentages. Please see Rebalancing in “Standard Benefits Included in the Contract” in the prospectus. Certain restrictions apply.

Systematic Withdrawal. At no additional charge, You can elect to receive periodic withdrawals from Your Contract on a monthly, quarterly, semi-annual, or annual basis. Please refer to Systematic Withdrawals in “Making Withdrawals: Accessing Your Money in Your Contract”. Certain restrictions apply.

Optional Benefits. For an additional charge, You may elect one of four optional guaranteed lifetime withdrawal benefits. If You follow the applicable rules, each Optional Benefit provides for guaranteed withdrawals each year for life (the Protected Lifetime Withdrawal) or a guaranteed income each year for life after Your annuity Contract Value is zero or You reach the Latest Annuity Payment Date (the Protected Lifetime Income Amount). Each Optional Benefit also includes a deferral credit feature. If You wait until the end of a specified period (the Deferral Credit Period) to take Your first withdrawal (a Protected Lifetime Withdrawal), You may be eligible to increase the maximum amount of Your annual permitted withdrawals by a Deferral Credit Rate, thereby increasing the amount of Your withdrawals.

You may elect only one Optional Benefit at Contract issue and upon spousal continuation, if available. The four Optional Benefits from which You can choose one, are:

●	Level – Provides a consistent, level amount of lifetime withdrawals and income.
●	Daily – Provides a consistent level amount of lifetime withdrawals and income with potential additional benefits as a result of quarterly step-ups looking back at the previous quarter’s daily values.
●	Boost – Provides a consistent level amount of lifetime withdrawals and income with higher withdrawals than income payments.
●	Protector – Provides a consistent level amount of lifetime withdrawals and income with an enhanced death benefit.

Protected Death Benefit. If You elect the Protector Optional Benefit for an additional charge, it will include an enhanced death benefit (Protected Death Benefit) that replaces the standard death benefit. There is a second additional charge associated with the Protected Death Benefit. Under the Protected Death Benefit, Protected Lifetime Withdrawals will not reduce the death benefit’s guarantee.

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Important Information You Should Consider About the Contract

Fees, Expenses, and Adjustments		Location in Prospectus
Are There Charges or Adjustments for Early Withdrawals?	Yes. If You withdraw money from the Contract within 7 years after Your last Purchase Payment, a withdrawal charge may apply. The maximum withdrawal charge is 8%, as a percentage of Purchase Payments withdrawn. For example, if You make an early withdrawal, You could pay a withdrawal charge of up to $8,000 on a $100,000 investment. This loss will be greater if there are taxes or tax penalties.	Fees and Expenses Table Fees and Charges the Company Deducts – Withdrawal Charge
Are There Transaction Charges?	Yes. In addition to withdrawal charges, You may be charged for other transactions. You will be charged for each transfer after the first 25 transfers in any Contract year during the accumulation phase. There may be taxes on Purchase Payments.	Fees and Expenses Table Fees and Charges the Company Deducts – Transfer Fee
Are There Ongoing Fees and Expenses?	Yes. The table below describes the fees and expenses that You may pay each year, depending on the investment options and Optional Benefits You choose. Please refer to Your Contract specifications page for information about the specific fees You will pay each year based on the options You have elected.	Fees and Expenses Table Fees and Charges the Company Deducts

Annual Fee	Minimum	Maximum	Appendix A – Investment Options Available under the Contract
1. Base Contract	1.31%[1]	1.31%[1]
2. Underlying Fund fees and expenses	0.50%[2]	1.49%[2]
3. Optional Benefits available for an additional charge (for a single optional benefit, if elected)	See Rate Sheet Supplement [3]	See Rate Sheet Supplement [3]

[1] As a percentage of the average daily net asset value in the Variable Portfolios.

[2] As a percentage of Underlying Fund average net assets, before any expense reimbursement or fee waiver arrangement.

[3] As a percentage of Protected Benefit Base.

Because Your Contract is customizable, the choices You make affect how much You will pay. To help You understand the cost of owning Your Contract, the following table shows the lowest and highest cost You could pay each year, based on current charges. This estimate assumes that You do not take withdrawals from the Contract, which could add withdrawal charges during the withdrawal charge period that substantially increase costs.

Lowest Annual Cost: See Rate Sheet Supplement	Highest Annual Cost: See Rate Sheet Supplement

Assumes:

● Investment of $100,000

● 5% annual appreciation

● Least expensive Underlying Fund fees and expenses

● No Optional Benefits

● No sales charges

● No additional Purchase Payments, transfers or withdrawals

Assumes:

● Investment of $100,000

● 5% annual appreciation

● Most expensive combination of Optional Benefits and Underlying Fund fees and expenses

● No sales charges

● No additional Purchase Payments, transfers or withdrawals

RISKS
Is There a Risk of Loss from Poor Performance?	Yes. You can lose money by investing in this Contract.	Principal Risks of Investing in the Contract
Is this a Short-Term Investment?	No. This Contract is not designed for short-term investing and may not be appropriate for an investor who needs ready access to cash. Withdrawals from the Contract may result in withdrawal charges, taxes, and tax penalties. Withdrawals could significantly reduce the value of Your Contract and also significantly reduce or terminate Contract benefits. Tax deferral and long-term income are generally more beneficial to long-term investors.	Principal Risks of Investing in the Contract
What Are the Risks Associated with the Investment Options?	The Contract is subject to risk of poor investment performance and can vary depending on the performance of the Variable Portfolios. The Variable Portfolios each have their own unique risks. Investors should review the available investment options before making an investment decision.	Principal Risks of Investing in the Contract More Information – Investment Options
What Are the Risks Related to the Insurance Company?	An investment in the Contract is subject to risks related to Us, AuguStar Life Insurance Company. Any obligations (including under the Fixed Accounts), guarantees, and benefits of the Contract are subject to the claims-paying ability of AuguStar Life. More information about AuguStar Life, including Our financial strength ratings, is available upon request by calling Us at 888.925.6446.	AuguStar Life Insurance Company Principal Risks of Investing in the Contract

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RESTRICTIONS
Are There Restrictions on the Investment Options?	Yes. There are restrictions that may limit the investment options that You may choose. We reserve the right to limit Your allocation of Purchase Payments to no more than 25 of the available investment options with prior written notice. We reserve the right to add, remove, or substitute Variable Portfolios. The minimum transfer amount is $300 unless the Variable Portfolio balance is less than $300, then the entire balance in that Variable Portfolio may be transferred. Your ability to transfer amounts from and to the Fixed Accounts, if available, may be restricted. We reserve the right to refuse or limit subsequent Purchase Payments.	More Information – Investment Options Principal Risks of Investing in the Contract Appendix A – Investment Options Available under the Contract
Are There any Restrictions on Contract Benefits?

Yes. There are restrictions and limitations relating to benefits offered under the Contract (e.g., death benefits, Optional Benefits). Except as otherwise provided, a benefit may not be modified or terminated by the Company.

Optional Benefits are subject to Investment Requirements that limit or restrict the investment options available. If You elect an Optional Benefit, You may be required to invest a certain percentage of Your Purchase Payment and/or Contract Value in certain Variable Portfolios and the Protected Fixed Account. We reserve the right to modify any Investment Requirements in the future for prospectively issued Contracts.

We reserve the right to discontinue offering any Optional Benefit for new Contracts. We reserve the right to refuse or limit subsequent Purchase Payments, and We reserve the right to prohibit or limit additional Purchase Payments under certain benefits.

Withdrawals may significantly reduce the value of Your Contract benefits, including the death benefit.

Withdrawals that exceed limits specified by the terms of an Optional Benefit may reduce the Protected Benefit Base by an amount greater than the value withdrawn, and/or could terminate the Optional Benefit.

Benefits Available Under the Contract Optional Benefits Standard Benefits Principal Risks of Investing in the Contract Appendix B – Optional Benefit Investment Requirements
TAXES
What Are the Contract’s Tax Implications?	Consult with a tax professional to determine the tax implications of an investment in and payments received under this Contract. If the Contract is purchased through a tax-qualified plan or individual retirement account (IRA), there is no additional tax benefit. Earnings in the Contract are taxed at ordinary income tax rates at the time of withdrawal and there may be tax penalties if withdrawals are taken before You reach age 59 ½.	Taxes

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CONFLICTS OF INTEREST
How Are Investment Professionals Compensated?	Your financial professional may receive compensation for selling this Contract to You in the form of commissions, revenue sharing, and other compensation programs. Accordingly, Your financial professional may have a financial incentive to offer or recommend this Contract over another investment. You should ask Your financial professional about how they are compensated.	More Information – Distribution of the Contract
Should I Exchange My Contract?	Some financial professionals have a financial incentive to offer an investor a new Contract in place of the one the investor already owns. An investor should only exchange a Contract if the investor determines, after comparing the features, fees, and risks of both Contracts, and any fees or penalties to terminate the existing Contract, that it is preferable for the investor to purchase the new Contract rather than continue to own the existing Contract.	More Information – Distribution of the Contract
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Benefits Available Under the Contract

The following table summarizes information about the benefits available under the Contract.

Optional Benefits Available for Election

Name of Benefit	Purpose	Maximum Optional Benefit Fee*	Brief Description of Restrictions/Limitations
Level	Provides a consistent, level amount of lifetime withdrawals and income.	2.50% (as a percentage of the Protected Benefit Base)

●    May be elected only at time of Contract issue or on Contract anniversary upon spousal continuation.

●    Restricted to Covered Lives of certain ages. For a single Covered Life, the minimum age is 45 and the maximum age is 85, based on the Covered Life. For joint Covered Lives, the minimum age (based on the younger Covered Life) is 45 and the maximum age is 85 (based on the older Covered Life).

●    All withdrawals prior to the Protected Lifetime Income Period are withdrawals of Your own Contract Value (not payments from Our assets. There may be minimal chance of outliving Your Contract Value and receiving Protected Lifetime Income Amounts from Us.

●    Only one Pre-Lifetime Withdrawal is available. A Pre-Lifetime Withdrawal or an Excess Withdrawal during the Protected Lifetime Withdrawal Period may significantly reduce or terminate the Benefit. A reduction to Your benefit could be more than the amount withdrawn.

●    Fee may be increased after the Charge Freeze Period; opting out of a fee increase will affect the benefit and the Contract.

●    Roll-ups to Roll-Up Base do not apply after the Roll-Up Period expires.

●    Subsequent Purchase Payments after Benefit Year 1 will reduce the Deferral Credit Rate.

●    Investment Requirements apply.

●    Purchase Payments may be subject to additional restrictions.

●    Subject to termination conditions.

Daily	Provides a consistent level amount of lifetime withdrawals and income with potential additional benefits as a result of quarterly step-ups looking back at the previous quarter’s daily values.	2.50% (as a percentage of the Protected Benefit Base)

●    May be elected only at time of Contract issue or on Contract anniversary upon spousal continuation.

●    Restricted to Covered Lives of certain ages. For a single Covered Life, the minimum age is 45 and the maximum age is 85, based on the Covered Life. For joint Covered Lives, the minimum age (based on the younger Covered Life) is 45 and the maximum age is 85 (based on the older Covered Life).

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Name of Benefit	Purpose	Maximum Optional Benefit Fee*	Brief Description of Restrictions/Limitations

●    All withdrawals prior to the Protected Lifetime Income Period are withdrawals of Your own Contract Value (not payments from Our assets). There may be minimal chance of outliving Your Contract Value and receiving Protected Lifetime Income Amounts from Us.

●    Only one Pre-Lifetime Withdrawal is available. A Pre-Lifetime Withdrawal or an Excess Withdrawal during the Protected Lifetime Withdrawal Period may significantly reduce or terminate the benefit. A reduction to Your benefit could be more than the amount withdrawn.

●    Fee may be increased after the Charge Freeze Period; opting out of a fee increase will affect the benefit and the Contract.

●    Roll-ups to Roll-Up Base do not apply after the Roll-Up Period expires.

●    Subsequent Purchase Payments after Benefit Year 1 will result in an adjusted Deferral Credit Rate to be added to the MPAW Rate, if applicable.

●    Investment Requirements apply.

●    Purchase Payments may be subject to additional restrictions.

●    Subject to termination conditions.

●    No guarantee that more frequent Step-up opportunities will increase Your Benefit.

Boost	Provides a consistent level amount of lifetime withdrawals and income with higher withdrawals than income payments.	2.50% (as a percentage of the Protected Benefit Base)

●    May be elected only at time of Contract issue or on Contract anniversary upon spousal continuation.

●    Restricted to Covered Lives of certain ages. For a single Covered Life, the minimum age is 45 and the maximum age is 85, based on the Covered Life. For joint Covered Lives, the minimum age (based on the younger Covered Life) is 45 and the maximum age is 85 (based on the older Covered Life).

●    All withdrawals prior to the Protected Lifetime Income Period are withdrawals of Your own Contract Value (not payments from Our assets. There may be minimal chance of outliving Your Contract Value and receiving Protected Lifetime Income Amounts from Us.

●    Only one Pre-Lifetime Withdrawal is available. A Pre-Lifetime Withdrawal or an Excess Withdrawal during the Protected Lifetime Withdrawal Period may significantly reduce or terminate the Benefit. A reduction to Your benefit could be more than the amount withdrawn.

●    Fee may be increased after the Charge Freeze Period; opting out of a fee increase will affect the benefit and the Contract.

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Name of Benefit	Purpose	Maximum Optional Benefit Fee*	Brief Description of Restrictions/Limitations

●    Maximum Protected Annual Withdrawal Rates during the Protected Lifetime Income Period are lower than rates during the Protected Lifetime Withdrawal Period.

●    Roll-ups to Roll-Up Base do not apply after the Roll-Up Period expires.

●    Subsequent Purchase Payments after Benefit Year 1 will result in an adjusted Deferral Credit Rate to be added to the MPAW Rate, if applicable.

●    Investment Requirements apply.

●    Purchase Payments may be subject to additional restrictions.

●    Subject to termination conditions.

Protector Protected Death Benefit	Provides a consistent level amount of lifetime withdrawals and income with an enhanced death benefit.	2.50% (as a percentage of the Protected Benefit Base) and 1.50% (as a percentage of the Protected Death Benefit Base)

●    No guarantee that the death benefit will become payable, that the amount paid would be greater than the standard death benefit.

●    May be elected only at time of Contract issue or on Contract anniversary upon spousal continuation.

●    Restricted to owners between ages 45 and 75.

●    All withdrawals prior to the Protected Lifetime Income Period are withdrawals of Your own Contract Value (not payments from Our assets). There may be minimal chance of outliving Your Contract Value and receiving Protected Lifetime Income Amounts from Us.

●    An additional fee applies to the Protected Death Benefit.

●    Only one Pre-Lifetime Withdrawal is available. A Pre-Lifetime Withdrawal or an Excess Withdrawal during the Protected Lifetime Withdrawal Period may significantly reduce or terminate the benefits. A reduction to Your benefits could be more than the amount withdrawn.

●    Fees may be increased after the Charge Freeze Period; opting out of a fee increase will affect the Benefit and the Contract.

●    Roll-ups to the Roll-Up Base do not apply after the Roll-Up Period expires.

●    Subsequent Purchase Payments after Benefit Year 1 will result in an adjusted Deferral Credit Rate to be added to the MPAW Rate, if applicable.

●    Investment Requirements apply.

●    Purchase Payments may be subject to additional restrictions.

●    Joint Covered Lives option is not available.

●    Subject to termination conditions.

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Name of Benefit	Purpose	Maximum Optional Benefit Fee*	Brief Description of Restrictions/Limitations
● Protected Death Benefit will terminate if Contract Value is reduced to zero or You enter into the Protected Lifetime Income Period, but any available Protected Lifetime Income Amount would continue.

*Current annual charges for the Optional Benefits are provided in the Rate Sheet Supplement, which must accompany the prospectus and is also available at www.augustarfinancial.com/starstream.

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Standard Benefits (included in the Contract at no additional charge)

Name of Benefit	Purpose	Brief Description of Restrictions/Limitations
Return of Purchase Payment Death Benefit	Provides a death benefit upon the death of Annuitant that is at least the higher of: (a) the Contract Value and (b) the total amount You paid in, proportionally reduced for any withdrawals.

●    Replaced by the Protected Death Benefit if the Protector Optional Benefit is elected.

●    Terminates on annuitization.

●    Terminates if Contract Value is reduced to zero.

●    Withdrawals may significantly reduce or terminate benefit.

Enhanced Dollar-Cost Averaging	Automatically transfers a dollar amount from the EDCA Fixed Account to the pre-selected Variable Portfolio(s) on a monthly or quarterly basis.

●    Available only during the accumulation phase.

●    The minimum amount for each transfer out is $300.

●    Transfers may be made monthly or quarterly for 6-month or 12-month durations.

●    Transfers will not count towards the free transfer limit allowed per year.

●    Only applies to new Purchase Payments.

Rebalancing	Allows You to automatically reallocate Your Contract Value among Your Variable Portfolios on a periodic basis based on Your allocation instructions.

●    Available only during the accumulation phase.

●    Transfers are available quarterly, semi-annually, or annually.

●    Transfers will not count towards the free transfer limit allowed per year.

●    Contract Value allocated to the Fixed Accounts will not be included in rebalancing.

Spousal Continuation	Allows a surviving spouse to continue the Contract instead of receiving an immediate death benefit.

●    Available only to a surviving spouse and only if certain ownership and Annuitant conditions are met.

●    No death benefit is paid at the time of continuation; instead, the death benefit value becomes the starting value of the continued Contract and future benefits are based on the spouse’s age at continuation.

●    Only one spousal continuation is permitted per Contract.

●    Additional conditions may apply if an Optional Benefit is in effect.

Owner Directed Payout	Allows an owner to specify, in advance, how a death benefit will be paid to the Beneficiary, subject to applicable law.

●    Payout instructions must comply with federal tax laws and other applicable requirements.

●    Certain options are available only for non-qualified Contracts and may be subject to timing, eligibility, and Beneficiary limitations.

●    Instructions may not apply or may be changed if a Beneficiary or successor owner continues the Contract under certain options.

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Buying the Contract

Purchasing the Contract

To purchase the Contract, You must submit Your initial Purchase Payment and required paperwork in Good Order to Us through a financial professional. All Contracts must have a single Annuitant.

If You do not elect an Optional Benefit, the minimum and maximum age (determined at the time the application(s) is signed) based on the Annuitant is 18-85 years old.

If You elect an Optional Benefit, the minimum and maximum ages (determined at the time the application(s) is signed) to issue the Contract are as follows:

Single Covered Life

	Minimum Age (based on the Covered Life)	Maximum Age (based on the Covered Life)
Level, Daily, and Boost	45	85
Protector	45	75

For a single Covered Life, the Covered Life is the Annuitant who must be the owner.

Joint Covered Lives

	Minimum Age (based on the younger Covered Life)	Maximum Age (based on the older Covered Life)
Level, Daily, and Boost	45	85
Protector	N/A	N/A

For joint Covered Lives, the Covered Lives are the Annuitant and their spouse on the Benefit Date. The spouse must be named joint owner or the primary Beneficiary. The Contract will be issued based on the Annuitant’s age; however, the minimum age eligibility will be based on the younger Covered Life, and the maximum age eligibility will be based on the older Covered Life.

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Minimum Purchase Payments

You must make an initial Purchase Payment to purchase the Contract. Your initial Purchase Payment will be Your initial investment in the Contract. After the Contract is issued, during the accumulation phase, You can make subsequent Purchase Payments, which would be additional investments in the Contract.

The table below shows the Purchase Payment minimums under the Contract.

	Minimum Initial Purchase Payment	Minimum Subsequent Purchase Payment	Minimum Automatic Bank Draft Subsequent Purchase Payment
Qualified Contracts	$10,000	$300	$300
Non-Qualified Contracts	$10,000	$500	$300

The maximum Purchase Payment is $1,000,000 without Our approval. The maximum Purchase Payment is measured per life, which includes the Annuitant, You (and a joint Owner, if applicable). The $1,000,000 per life limit is measured across all variable annuities issued by Us.

If an Optional Benefit is elected, additional Purchase Payments after the first year Benefit Anniversary will be limited to $50,000 per Benefit Year without Our prior approval. In addition, the total Protected Benefit Base for a Covered Life cannot exceed $10 million (the “Optional Benefit Maximum”). This limit applies in aggregate across all Contracts with a guaranteed living benefit You have with Us and Our affiliates, including Contracts issued prior to January 2026. We may limit the additional Purchase Payments to Your Contract.

Crediting of Purchase Payments

Initial Purchase Payment. Upon acceptance of Your application(s), if all information necessary for issuing a Contract and processing Your initial Purchase Payment is in Good Order before Market Close, We will credit the Purchase Payment to Your Contract based on the Accumulation Unit value that day. If We receive all information necessary for issuing a Contract and processing Your initial Purchase Payment in Good Order after Market Close or on a non-business day, We will credit the Purchase Payment to Your Contract based on the Accumulation Unit value on the next business day. If We do not receive everything necessary to make the application(s) in Good Order within five business days, We will return the Purchase Payment to You unless You specifically consent to having Us retain the Purchase Payment until the necessary information is received. Please see “Accumulation Unit Value” in the prospectus.

Generally, initial Purchase Payments are allocated according to Your instructions on the application(s). However, in some cases, We will allocate initial Purchase Payments to the money market portfolio during the right to examine period. After the right to examine period, We will reallocate the Contract Value among the investment options based on the instructions contained on the application(s).

Unless otherwise prohibited by law, no Contract is effective until the Purchase Payment is received, and the Contract is issued during the lifetime of the Annuitant. If the Annuitant dies before the Contract is issued and We are not notified at Our home office of the Annuitant’s death, Our sole obligation is to return the Purchase Payments received to You or Your estate upon notice and proof of the death of the Annuitant.

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Subsequent Purchase Payments. If We receive a subsequent Purchase Payment in Good Order on a business day before Market Close, We will credit the Purchase Payment to Your Contract that day. If We receive a subsequent Purchase Payment in Good Order after Market Close or on a non-business day, We will credit the Purchase Payment to Your Contract on the next business day.

Allocation of Purchase Payments

To purchase the Contract, You must provide Us with instructions in Good Order on how to allocate Your initial Purchase Payment among the available investment options (i.e., available Variable Portfolios and Fixed Accounts). You may allocate Your Purchase Payments to the Investment Options outlined in “Appendix A – Investment Options Available Under the Contract.” We reserve the right to limit Your allocation of Purchase Payments to no more than 25 of the available investment options with prior written notice. The amount You allocate to any Variable Portfolio or to Fixed Account(s) must equal a whole percent.

After the Contract is issued, if You make a subsequent Purchase Payment, You may provide Us with instructions on how to allocate that Purchase Payment among the available investment options. If Your instructions are not in Good Order, Your Purchase Payment may be rejected. In the absence of instructions, Your Purchase Payment will be allocated in accordance with Your standing allocation instructions.

You may change Your standing allocation instructions for future Purchase Payments at any time by sending written notice to Our home office. Such changes are not deemed effective until received by Us at Our home office. If new allocation instructions in Good Order accompany a subsequent Purchase Payment, those allocation instructions will automatically become Your standing allocation instructions unless You instruct Us otherwise.

You will be subject to restrictions on allocations if You purchase an Optional Benefit. Please refer to “Appendix B – Optional Benefit Investment Requirements”.

Right to Examine Period

We deem You to receive the Contract and the right to examine period to begin 10 days after We mail the Contract. You may revoke the Contract at any time until the end of 10 days after You receive it (or such longer period as may be required by Your state law) and get a refund of the Contract Value as of the date of cancellation. To revoke, We must receive a written request at Our home office (the address listed on the first page of the prospectus) by 4:00 p.m. eastern time on the last day of the right to examine period. In some states, We are required to return the greater of Purchase Payments received during the right to examine period or Contract Value as of the Valuation Period the request for return the Contract is received by Our Home Office. For Contracts issued in such states, We reserve the right to allocate all Purchase Payments received during the right to examine period to a money market portfolio. On the next Valuation Period after the expiration of the right to examine period, We will allocate Your assets in the money market portfolio to Your requested investment options. For IRAs, You may get a refund of the greater of Your Purchase Payments or the current Contract Value. Please see “Appendix E – State Availability and/or Variations” in the prospectus about the right to examine period in Your state.

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Making Withdrawals: Accessing Your Money in Your Contract

Accessing Your Money

You have several ways to access Your Contract Value before Annuity Income Payments begin. You may take partial withdrawals from Your Contract at any time or, depending on Your specific situation, set up systematic withdrawals. You may also request a full withdrawal of Your Contract and receive Your Contract Value, less withdrawal charges and fees, at any time during the accumulation phase.

If We receive a withdrawal request in Good Order on a business day before Market Close, We will process the request that day. If We receive the request in Good Order on a business day after Market Close, or on a non-business day, We will process the request the next business day. We will generally send You the withdrawal amount You request and We will deduct any applicable fees and charges, from Your withdrawal amount.

Withdrawals under the Contract may be subject to withdrawal charges, taxes, and tax penalties. Withdrawals will reduce Your Contract Value and may reduce the Contract’s benefits, including the death benefit and any Optional Benefit.

If You elect an Optional Benefit, a Pre-Lifetime Withdrawal (a one-time withdrawal before the Protected Lifetime Withdrawal Period) and any Excess Withdrawal (a withdrawal during the Protected Lifetime Withdrawal Period in excess of the Maximum Protected Annual Withdrawal or the required minimum distribution amount) will reduce Your benefit. The reduction to Your benefit could be greater than the amount withdrawn and could result in the termination of Your benefit.

If You take withdrawals via electronic funds transfer, You may withdraw less than $100. Otherwise, Your withdrawal must be at least $100. You must make all withdrawal requests by providing notice to Us. A withdrawal charge may then apply and is taken from the total amount withdrawn. Please see Withdrawal Charge in “Fees and Charges of the Contract” in the prospectus.

Unless You specify otherwise, the withdrawal will be made pro-rata from the values in each Variable Portfolio. If You elect an Optional Benefit, Your withdrawals will be made pro-rata from Your values in each Variable Portfolio and the Protected Fixed Account, if applicable. We will surrender Accumulation Units proportionally from the Variable Portfolios and the Protected Fixed Account, if applicable, as of the date of the withdrawal request is in Good Order. The amount You may withdraw is the Contract Value less any withdrawal charge and any premium tax charge that may apply. In the case of a full withdrawal, We subtract any Contract Fee. We will pay You within seven days after We receive Your request. However, We may defer payment of the Protected Fixed Account or EDCA Fixed Account values as described below. For possible tax consequences of a withdrawal, please see “Federal Income Tax” in the prospectus.

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If You request a withdrawal which includes Contract Values derived from Purchase Payments that have not yet cleared the banking system, We may delay mailing the portion relating to such payments until Your check has cleared.

Your right to withdraw may be suspended or the date of payment postponed:

(1) for any period during which the NYSE is closed (other than customary weekend and holiday closings) or during which the Commission has restricted trading on the NYSE;

(2) for any period during which an emergency, as determined by the SEC, exists as a result of which disposal of securities held in a Fund is not reasonably practical, or it is not reasonably practical to determine the value of a Fund’s net assets; or

(3) such other periods as the SEC may order to protect security holders.

The minimum Contract Value is $5,000. If the Contract Value goes below $5,000, the remaining Contract Value will be paid and the Contract will terminate; provided, however, We will not exercise this right if You have an Optional Benefit.

If Your Contract Value is reduced to zero, Your Contract will terminate unless You have purchased an Optional Benefit that provides for continuation of benefits, and You are in compliance with the Optional Benefit’s terms for continuation. Certain Optional Benefits permit You to take withdrawals that will reduce Your Contract below the Contract minimum. Please see “Optional Benefits” in the prospectus.

Waiver of the Withdrawal Charge

Each Contract year You can withdraw a certain amount from Your Contract without incurring a withdrawal charge. Please see Free Withdrawal Amount in “Fees and Charges of the Contract” in the prospectus.

When to Expect Payments

Generally, We will fulfill requests for payments out of the Variable Portfolios within seven calendar days after the business day the transaction request is received by Us in Good Order. Although We generally expect to make payments from Our general account within the same timeframe, to the extent permitted by state law, We may defer the payment of amounts from Our general account for up to six months.

Required Minimum Distributions (“RMD”)

Withdrawals made under this Contract may be utilized to satisfy RMDs for the sole purpose of meeting Internal Revenue Code ("IRC") required minimum distributions for this Contract as long as the following conditions are met:

1.	The Contract is a qualified contract;
2.	It is subject to the minimum distribution requirements under the RMD regulations under the IRC;
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3.	It is the calendar year following the year in which You reach the required beginning age as defined by the IRC;
4.	You provide Us with the prior year’s December 31 Contract Value if Purchase Payments are funds from another contract; and
5.	The RMD amount is calculated by Us.

Like any other withdrawal, RMDs will reduce the Contract Value by the withdrawal amount. RMDs are calculated on a calendar year basis. Any withdrawals in a Contract year that exceed Your RMD will be considered an Excess Withdrawal. To elect monthly RMDs, You must provide Us notice on or before January 25 of the calendar year. Monthly payment dates must be on or before the 25th day of each month. If the date You elect is not the end of a Valuation Period (generally, a day when the NYSE is open), We will make the payment on, and as of, the end of the next applicable Valuation Period. Once You elect monthly RMDs, You cannot revoke it. You may elect to not take monthly withdrawals by providing Us with notice, but You will not be able to take that withdrawal later and still have it qualify as an RMD. If You do later take such withdrawal, the entire withdrawal will be considered an Excess Withdrawal.

If You die and Your spouse elects to continue the Contract, the spouse may revoke monthly RMDs by providing notice to Us within 30 days of the later of the date of spousal continuation or December 31 of the calendar year in which You died. If Your spouse revokes monthly RMDs, he or she may elect monthly RMDs in the future when he or she is required to take RMDs from the Contract. If Your spouse continues the Contract, is eligible for monthly RMDs and does not revoke monthly RMD, he or she will continue to receive monthly RMDs with the applicable RMD amount based on the continuing spouse’s age beginning in the calendar year after the Annuitant dies.

We reserve the right to modify or eliminate RMDs if there is any change in the IRC or IRS Rules relating to required minimum distributions, including the issuance of relevant IRS guidance.

Systematic Withdrawals

Systematic withdrawals provide for automatic periodic withdrawals of Your Contract Value and may continue indefinitely unless changed or canceled by the owner. Depending on the withdrawal type elected, systematic withdrawals may be paid on a monthly, quarterly, semi-annual, or annual basis. They are available prior to the Latest Annuity Payout Date.

Systematic withdrawals are taken pro rata from the investment options in which the Contract Value is invested at the time of the withdrawal, unless otherwise required under the terms of an elected Optional Benefit or applicable tax rules. Systematic withdrawals must be elected by submitting a completed withdrawal request form acceptable to Us. The minimum withdrawal amount is $100. Please see Protected Lifetime Income in “Optional Benefits” in the prospectus.

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Systematic Withdrawals of Required Minimum Distributions (“RMDs”)

If Your Contract is a Qualified Contract, or if You are a Beneficiary of certain inherited contracts, federal tax law may require RMDs. We calculate RMDs in accordance with the IRC, generally using the Contract Value as of December 31 of the prior year and an IRS prescribed life expectancy factor. The calculation may reflect the actuarial present value of future guaranteed benefits, such as an Optional Benefit. For certain inherited contracts, Beneficiary RMDs generally must begin in the year following the original owner’s death. Systematic RMD payments may be made monthly, quarterly, semiannually, or annually. Please refer to Required Minimum Distributions (“RMD”) in “Making Withdrawals: Accessing Your Money in Your Contract”.

72(t) Substantially Equal Systematic Withdrawals

Section 72(t) of the IRC permits certain owners under age 59½ to take substantially equal periodic withdrawals without an early withdrawal tax penalty, subject to strict requirements. Once started, withdrawals generally must continue until the later of age 59½ or five years. Withdrawals must be calculated using an IRS permitted method. We calculate withdrawals under the amortization and annuitization methods; if the RMD method is elected, You provide the calculated amount. Changes are permitted only in limited circumstances, and improper changes may result in adverse tax consequences.

Systematic Withdrawals of the Free Withdrawal Amount

You may elect systematic withdrawals based on the free withdrawal amount available under the Contract, which is generally the portion of Contract Value that may be withdrawn without a Withdrawal Charge. Withdrawals may be made monthly, quarterly, semiannually, or annually. After the Withdrawal Charge period ends, withdrawals generally continue based on the free withdrawal percentage applied to the Contract Value as of each Contract anniversary. Please see Free Withdrawal Amount in “Fees and Charges of the Contract” in the prospectus.

Optional Benefits and Systematic Withdrawals

If You elect an Optional Benefit, withdrawals under that benefit may be taken as systematic withdrawals. These withdrawals are based on the Protected Benefit Base and are limited to the MPAW for each Benefit Year, as described in “Optional Benefits” in the prospectus. Payments may be made on a monthly, quarterly, semiannual, or annual basis.

The treatment of systematic withdrawals upon entry into the Protected Lifetime Income Period, including any immediate withdrawal to satisfy the MPAW for the Benefit Year and the commencement of Protected Lifetime Income payments, is described in Protected Lifetime Income in “Optional Benefits” in the prospectus. Once Protected Lifetime Income payments begin, payments are governed exclusively by the Optional Benefit and the terms applicable to the Protected Lifetime Income Period.

Withdrawals under an Optional Benefit are noncumulative. Excess withdrawals (withdrawals in excess of MPAW) other than withdrawals required to satisfy required minimum distribution rules may reduce or terminate the Optional Benefit and future guarantees. Please see Excess Withdrawals and Protected Lifetime Income in “Optional Benefits” in the prospectus.

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Additional Information about Fees

The tables below describe the fees and expenses You will pay when You buy, own, and make a full or partial withdrawal from an investment option or Your Contract. Please refer to Your Contract’s specification page for information about the specific fees You will pay each year based on the options You have elected.

The first table describes the fees and expenses You will pay at the time You buy the Contract, make a full or partial withdrawal from an investment option or Your Contract, or transfer Contract Value between investment options. Charges designed to approximate certain taxes that may be imposed on Us, such as premium taxes in Your state, may also apply.

Transaction Expenses

Withdrawal Charge (as a percentage of Purchase Payments Withdrawn)(1)	8%
Transfer Fee(2)	$25

(1) The withdrawal charge applies as follows:

Number of completed years from date of Purchase Payment	0	1	2	3	4	5	6	7+
Withdrawal charge Rate	8%	8%	7%	6%	5%	4%	3%	0%

The withdrawal charge is deducted from the withdrawal amount paid. The withdrawal will reduce Your Contract Value dollar for dollar proportionally from the applicable investment options.

The Contract allows a limited amount of Contract Value to be withdrawn annually without a withdrawal charge. Please see Free Withdrawal Amount in “Fees and Charges of the Contract” in the prospectus. The maximum amount You can take as a withdrawal annually without a withdrawal charge is the greatest of: (1) 10% of Purchase Payments that are still subject to a withdrawal charge; (2) any amount withdrawn to meet required minimum distributions; or (3) for those Contracts with an Optional Benefit, withdrawals up to the MPAW.

(2) We permit 25 free transfers between Your Variable Portfolios each Contract year. This limit does not apply for transfers made pursuant to Our Enhanced Dollar Cost Averaging program or Our Rebalancing program. We may charge You $25 for each additional transfer over 25 in a Contract year.

The next table describes the fees and expenses that You will pay each year during the time that You own the Contract (not including Underlying Fund fees and expenses). If You choose to purchase an Optional Benefit, You will pay additional charges, as shown below.

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Annual Contract Expenses

Annual Contract Fee (1)	$50
Base Contract Expenses (as a percentage of daily net assets in the Variable Portfolios)	1.30%
Optional Benefit Fees as a percentage of the Protected Benefit Base(2) (3)
Daily – Single Covered Life	2.50%
Daily – Joint Covered Lives	2.50%
Level – Single Covered Life	2.50%
Level – Joint Covered Lives	2.50%
Protector – Single Covered Life (4)	2.50%
Boost – Single Covered Life	2.50%
Boost – Joint Covered Lives	2.50%
Optional Death Benefit Fee as a percentage of the Protected Death Benefit Base (5)
Protected Death Benefit Single covered Life (4)	1.50%

(1)	A $50 Annual Contract Fee is assessed on each Contract anniversary and upon full withdrawal of the Contract. This charge reimburses Us for administrative fees involved in issuing and maintaining the Contract. If on any Contract anniversary (or on the date of a full withdrawal) the Contract Value is $50,000 or more, We will waive the Annual Contract Fee.

(2)	This table discloses the guaranteed maximum charge for each Optional Benefit. For new Optional Benefit elections, current charges for the Optional Benefits are disclosed in the Rate Sheet Supplement. During the Charge Freeze Period, We will not increase the Optional Benefit fee. Thereafter, We may increase the Optional Benefit Fee by the Maximum Annual Optional Benefit Fee Adjustment amount up to the Maximum Optional Benefit Fee as identified in the Rate Sheet Supplement. More information about the Charge Freeze Period and adjustment to the Maximum Optional Benefit Fee may be found in Optional Benefit Fee of “Fees and Charges of the Contract” in the prospectus. You may elect only one Optional Benefit.

Other than increases to the Protected Death Benefit Fee, You can opt out of the fee increase. If You choose to opt out of a fee increase, there will be no future benefit feature increases (such as roll-ups, step-ups, and Deferral Credit Rates). If an Optional Benefit is terminated, the fee(s) for the benefit will no longer be charged.

(3)	The Protected Benefit Base is a value used to determine Your Protected Lifetime Withdrawals and Protected Lifetime Income Amounts and the fees for Your Optional Benefits. It is adjusted over time by Purchase Payments, step-ups, or roll-ups and reduced proportionally by Excess and Pre-Lifetime Withdrawals. It is not the same as Your Contract Value. Please see Protected Benefit Base in “Optional Benefits” in the prospectus. During the Charge Freeze Period, We will not increase the Protected Death Benefit fee.

(4)	Protector and the Protected Death Benefit are not available for Joint Covered Lives. If You elect Protector, You will pay both the Optional Benefit Fee and the Protected Death Benefit Fee. The Protected Death Benefit Fee is only applicable to Protector. You cannot opt out of increases to the Protected Death Benefit Fee.

(5)	The Protected Death Benefit Base is a value used to determine Your Protected Death Benefit. It is not the same as Your Contract Value. Please see Protector in “Optional Benefits” in the prospectus.

The next table shows the minimum and maximum total operating expenses charged by the Underlying Funds that You may pay periodically during the time that You own the Contract. Expenses shown may change over time and may be higher or lower in the future. A complete list of Underlying Funds available under the Contract, including their annual expenses, may be found at the back of this document. Please refer to “Appendix A – Investment Options Available Under the Contract”.

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Annual Underlying Funds Expenses

	Minimum	Maximum
(expenses that are deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	0.50%	1.49%

Example

This Example is intended to help You compare the cost of investing in the Variable Portfolios with the cost of investing in other annuity Contracts that offer variable options. These costs include transaction expenses, annual Contract expenses, and annual Underlying Fund expenses.

The Example assumes all Contract Value is allocated to the Variable Portfolios. Your costs could differ from those shown below if You invest in Fixed Accounts.

The Example assumes that You invest $100,000 in the Variable Portfolios for the time periods indicated. The Example also assumes that Your investment has a 5% return each year and assumes the most expensive combination of annual Underlying Fund expenses and Optional Benefits available for an additional charge. Although Your actual costs may be higher or lower, based on these assumptions, Your costs would be:

	1 year	3 years	5 years	10 years
If You fully withdraw Your Contract at the end of the applicable time period	$12,790	$22,390	$32,451	$72,676
If You annuitize at the end of the applicable time period	$4,790	$15,390	$27,451	$72,676
If You do not fully withdraw Your Contract	$4,790	$15,390	$27,451	$72,676
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Appendix A – Investment Options Available Under the Contract

Underlying Funds

The following is a list of Underlying Funds available under the Contract. More information is available in the prospectuses for the Underlying Funds, which may be amended from time to time and can be found online at www.augustarfinancial.com/starstream. You can also request this information at no cost by calling 888.925.6446 or by sending an email request to AnnuityService@augustarfinancial.com.

If You elect an Optional Benefit, You will be subject to the Investment Requirements as detailed in “Appendix B – Optional Benefit Investment Requirements.”

The current expenses and performance information below reflects fees and expenses of the Underlying Funds, but do not reflect the other fees and expenses that Your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Underlying Fund’s past performance is not necessarily an indication of future performance.

Type	Underlying Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 year	5 year	10 year
Global Equity	American Funds® IS Global Growth Fund – Class 4 Adviser: Capital Research and Management Company	0.90%(1)	21.34%	7.97%	11.89%
Large Cap Growth Equity	American Funds® IS Growth Fund – Class 4 Adviser: Capital Research and Management Company	0.83%	19.93%	13.09%	17.67%
Large Cap Blend Equity	American Funds® IS Growth-Income Fund – Class 4 Adviser: Capital Research and Management Company	0.78%	17.77%	13.62%	13.63%
Mid Cap Blend Equity	AVIP AB Mid Cap Core Portfolio – Class II Shares Adviser: Constellation Investments, Inc. Sub-Adviser: AllianceBernstein L.P.	1.17%	N/A	N/A	N/A
Allocation	AVIP Balanced Model Portfolio – Class I Shares Adviser: Constellation Investments, Inc.	0.98%	13.80%	5.87%	N/A
Foreign Large Cap Blend Equity	AVIP BlackRock Advantage International Equity Portfolio – Class II Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	1.13%	N/A	N/A	N/A
Large Cap Blend Equity	AVIP BlackRock Advantage Large Cap Core Portfolio – Class II Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	0.95%	N/A	N/A	N/A
Large Cap Growth Equity	AVIP BlackRock Advantage Large Cap Growth Portfolio – Class II Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	0.96%	N/A	N/A	N/A

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Type	Underlying Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 year	5 year	10 year
Large Cap Value Equity	AVIP BlackRock Advantage Large Cap Value Portfolio – Class II Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	1.00%	N/A	N/A	N/A
Allocation	AVIP BlackRock Balanced Allocation Portfolio – Class II Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	0.82%	N/A	N/A	N/A
Corporate Bond	AVIP Bond Portfolio – Class II Shares Adviser: Constellation Investments, Inc.	0.76%	N/A	N/A	N/A
Allocation	AVIP Constellation Dynamic Risk Balanced Portfolio – Class II Shares Adviser: Constellation Investments, Inc.	1.12%	N/A	N/A	N/A
Allocation	AVIP Constellation Managed Risk Balanced Portfolio – Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	0.64%	13.29%	N/A	N/A
Allocation	AVIP Constellation Managed Risk Growth Portfolio – Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	0.65%	15.92%	N/A	N/A
Allocation	AVIP Constellation Managed Risk Moderate Growth Portfolio – Class I Shares Adviser: Constellation Investments, Inc. Sub-Adviser: BlackRock Investment Management, LLC	0.63%	14.75%	N/A	N/A
Intermediate Core-Plus Bond	AVIP Core Plus Bond Portfolio - Class II Shares Adviser: Constellation Investments, Inc.	0.74%	N/A	N/A	N/A
Allocation	AVIP Growth Model Portfolio – Class I Shares Adviser: Constellation Investments, Inc.	1.01%	17.78%	8.85%	N/A
High Yield Bond	AVIP High Income Bond Portfolio – Class II Shares Adviser: Constellation Investments, Inc.	1.03%	N/A	N/A	N/A
Large Cap Blend Equity	AVIP Intech U.S. Low Volatility Portfolio – Class II Shares Adviser: Constellation Investments, Inc. Sub-Adviser: Intech Investment Management LLC	0.87%	N/A	N/A	N/A
Allocation	AVIP Moderate Growth Model Portfolio – Class I Shares Adviser: Constellation Investments, Inc.	0.97%	15.81%	7.58%	N/A
Allocation	AVIP Moderately Conservative Model Portfolio – Class I Shares Adviser: Constellation Investments, Inc.	1.03%	11.43%	4.22%	N/A
Large Cap Growth Equity	AVIP Nasdaq-100® Index Portfolio(3) – Class II Shares Adviser: Constellation Investments, Inc. Sub-Adviser: Geode Capital Management LLC	0.69%	N/A	N/A	N/A

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Type	Underlying Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 year	5 year	10 year
Large Cap Blend Equity	AVIP S&P 500® Index Portfolio(2) – Class II Shares Adviser: Constellation Investments, Inc. Sub-Adviser: Geode Capital Management LLC	0.63%	N/A	N/A	N/A
Mid Cap Blend Equity	AVIP S&P MidCap 400® Index Portfolio(6) – Class II Shares Adviser: Constellation Investments, Inc. Sub-Adviser: Geode Capital Management LLC	0.66%	N/A	N/A	N/A
Large Cap Growth Equity	Fidelity® VIP Contrafund® Portfolio(4) – Service Class 2 Adviser: Fidelity Management & Research Company	0.79%	21.19%	15.08%	15.49%
Large Cap Value Equity	Fidelity® VIP Equity-Income PortfolioSM(4) – Service Class 2 Adviser: Fidelity Management & Research Company	0.71%	18.75%	12.23%	11.32%
Money Market	Fidelity® VIP Government Money Market Portfolio(4)(5) – Service Class 2 Adviser: Fidelity Management & Research Company Subadvisers: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, Fidelity Management & Research (Japan) Limited	0.50%	3.86%	2.90%	1.83%
Mid Cap Blend Equity	Fidelity® VIP Mid Cap Portfolio(4) – Service Class 2 Adviser: Fidelity Management & Research Company	0.80%	11.49%	9.83%	10.31%
Allocation	Franklin Income VIP Fund – Class 4 Adviser: Franklin Advisers, Inc.	0.82%	12.43%	7.54%	7.19%
Large Cap Blend Equity	Goldman Sachs U.S. Equity Insights Fund – Service Shares Adviser: Goldman Sachs Asset Management L.P.	0.77%(1)	15.49%	13.57%	13.49%
Large Cap Value Equity	Invesco V.I. Comstock Fund – Series II Adviser: Invesco Advisers, Inc.	1.00%	17.14%	15.14%	11.66%
Allocation	Janus Henderson VIT Balanced Portfolio – Service Shares Adviser: Janus Henderson Investors US LLC	0.87%	14.82%	8.21%	9.86%
Global Equity	Janus Henderson VIT Global Research Portfolio – Service Shares Adviser: Janus Henderson Investors US LLC	1.07%	20.60%	12.23%	12.64%
Foreign Large Cap Blend Equity	Janus Henderson VIT Overseas Portfolio – Service Shares Adviser: Janus Henderson Investors US LLC	0.96%	28.58%	9.17%	8.97%
Large Cap Growth Equity	Janus Henderson VIT Research Portfolio – Service Shares Adviser: Janus Henderson Investors US LLC	1.07%	18.10%	13.83%	15.59%
Mid Cap Growth Equity	MFS® Mid Cap Growth Series – Service Class Adviser: Massachusetts Financial Services Company	1.06%(1)	3.40%	3.03%	11.32%

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Type	Underlying Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 year	5 year	10 year
Allocation	Nomura VIP Asset Strategy Series – Service Class Adviser: Delaware Management Company Subadvisers: Macquarie Investment Management Austria Kapitalanlage AG	0.77%(1)	16.66%	7.07%	7.84%
Fixed Income	PIMCO Income Portfolio – Advisor Share Class Adviser: Pacific Investment Management Company LLC	1.02%	10.08%	3.31%	N/A
Inflation Protected Bond	PIMCO Real Return Portfolio – Advisor Share Class Adviser: Pacific Investment Management Company LLC	1.49%	7.74%	1.11%	3.11%

(1)	Annual expenses reflect temporary fee reductions.

(2)	The S&P 500® Index is a product of S&P Dow Jones Indices LLC or its affiliates ("SPDJI"), and has been licensed for use by Constellation Investments, Inc. ("CINV") Standard & Poor's® and S&P® are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CINV. The S&P 500® Index Portfolio of AuguStar® Variable Insurance Products Fund, Inc. is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Index.

(3)	The Nasdaq-100®, Nasdaq-100 Index®, and Nasdaq® are registered trademarks of The NASDAQ OMX Group, Inc. (which with its affiliates is referred to as "NASDAQ OMX") and have been licensed for use by AuguStar®. The portfolio and Our products have not been passed on by NASDAQ OMX as to their legality or suitability. NASDAQ OMX does not sponsor, endorse, sell or promote the portfolio or Our products. NASDAQ OMX MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE PORTFOLIO OR OUR PRODUCTS.

(4)	Fidelity, the Fidelity Investments Logo, Contrafund and Equity Income, are registered service marks of FMR LLC and Used with permission.

(5)	You could lose money by investing in the Fidelity VIP Government Money Market Portfolio. Although the fund seeks to preserve the value of Your investment at $1.00 per share, it cannot guarantee it will do so. An investment in the fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Fidelity Investments and its affiliates, and the fund's sponsor, have no legal obligation to provide financial support to the fund, and You should not expect that the sponsor will provide financial support to the fund at any time. The fund will not impose a fee upon the sale of Your shares, nor temporarily suspend Your ability to sell shares if the fund's weekly liquid assets fall below 30% of its total assets because of market conditions or other factors. The 7-day yield is net of all recurring Contract fees and charges, is prorated and more closely reflects the current earnings of the Fidelity VIP Government Money Market Portfolio than the total return.

(6)	The S&P MidCap 400® Index is a product of S&P Dow Jones Indices LLC or its affiliates ("SPDJI"), and has been licensed for use by Constellation Investments, Inc. ("CINV") Standard & Poor's® and S&P®; are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CINV. The S&P MidCap 400® Index Portfolio of AuguStar® Variable Insurance Products Fund, Inc. is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P MidCap 400® Index.
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Fixed Accounts

The following is a list of Fixed Accounts currently available. We may change the parameters of the Fixed Accounts listed below, offer new Fixed Accounts, and terminate existing Fixed Accounts. We will provide You with written notice before doing so. Please see Fixed Accounts in “Important Information” in the prospectus for additional information.

Fixed Account	Term	Minimum Guaranteed Interest Rate
Protected Fixed Account(1)	12 Months	0.15%
EDCA Fixed Account	6 Months	0.15%
EDCA Fixed Account	12 Months	0.15%

(1)	Available only to Contracts with an Optional Benefit. Please refer to “Appendix B – Optional Benefit Investment Requirements”.
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Appendix B – Optional Benefit Investment Requirements

If You elect an Optional Benefit, You will be subject to Investment Requirements. You must comply with one of the two following options below. We reserve the right to change the Investment Requirements for prospectively issued Contracts.

Option A – Asset Allocation Model Portfolio

Group 1 Allocate 20%	Group 2 Allocate 80%
Protected Fixed Account	AVIP Balanced Model Portfolio - Class I Shares AVIP Moderate Growth Model Portfolio - Class I Shares AVIP Moderately Conservative Model Portfolio - Class I Shares
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Option B – Build Your Own Allocation

Group 1 Allocate 20%	Group 2 Allocate a minimum of 10% up to a maximum of 80%	Group 3 Allocation up to 70%
Protected Fixed Account

AVIP Bond Portfolio - Class II Shares
AVIP Core Plus Bond Portfolio - Class II Shares

AVIP High Income Bond Portfolio - Class II Shares

Fidelity® VIP Government Money Market Portfolio - Service Class 2

PIMCO Income Portfolio - Advisor Share Class

PIMCO Real Return Portfolio - Advisor Share Class

American Funds® IS Global Growth Fund - Class 4

American Funds® IS Growth Fund - Class 4

American Funds® IS Growth-Income Fund - Class 4

AVIP AB Mid Cap Core Portfolio - Class II Shares

AVIP Balanced Model Portfolio - Class I Shares

AVIP BlackRock Advantage International Equity Portfolio - Class II Shares

AVIP BlackRock Advantage Large Cap Core Portfolio - Class II Shares

AVIP BlackRock Advantage Large Cap Growth Portfolio - Class II Shares

AVIP BlackRock Advantage Large Cap Value Portfolio - Class II Shares

AVIP BlackRock Balanced Allocation Portfolio - Class II Shares

AVIP Constellation Dynamic Risk Balanced Portfolio - Class II Shares

AVIP Constellation Managed Risk Balanced Portfolio - Class I Shares

AVIP Constellation Managed Risk Growth Portfolio - Class I Shares

AVIP Constellation Managed Risk Moderate Growth Portfolio - Class I Shares

AVIP Growth Model Portfolio - Class I Shares

AVIP Intech U.S. Low Volatility Portfolio - Class II Shares

AVIP Moderate Growth Model Portfolio - Class I Shares

AVIP Moderately Conservative Model Portfolio - Class I Shares

AVIP Nasdaq-100® Index Portfolio - Class II Shares

AVIP S&P 500® Index Portfolio - Class II Shares

AVIP S&P MidCap 400® Index Portfolio - Class II Shares

Fidelity® VIP Contrafund® Portfolio - Service Class 2

Fidelity® VIP Equity-Income PortfolioSM - Service Class 2

Fidelity® VIP Mid Cap Portfolio - Service Class 2

Franklin Income VIP Fund - Class 4

Goldman Sachs U.S. Equity Insights Fund - Service Shares

Invesco V.I. Comstock Fund - Series II

Janus Henderson VIT Balanced Portfolio - Service Shares

Janus Henderson VIT Global Research Portfolio - Service Shares

Janus Henderson VIT Overseas Portfolio - Service Shares

Janus Henderson VIT Research Portfolio - Service Shares

MFS® Mid Cap Growth Series - Service Class

Nomura VIP Asset Strategy Series - Service Class

Investment Requirements will limit how and in what investment options You can allocate Your money. We impose Investment Requirements to reduce the risk of investment losses that may require Us to use Our own assets to make guaranteed payments under an Optional Benefit.

You may use an EDCA Fixed Account to invest Your target allocation in accordance with the Investment Requirements. Amounts added to the Protected Fixed Account will not be included in the EDCA Program, if elected. If You use an EDCA Fixed Account, 80% of Your initial Purchase Payments must be allocated to the EDCA Fixed Account. You may then select Option A – Asset Allocation Model Portfolio, or Option B – Build Your Own Allocation to transfer amounts as part of the EDCA program. Please see Enhanced Dollar-Cost Averaging in “Standard Benefits Included in the Contract” in the prospectus for more details.

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If You elect an Optional Benefit, You will be automatically enrolled in Rebalancing and authorize Us to automatically rebalance Your Contract Value in the Variable Portfolios on a periodic basis. You can modify Your Rebalancing instructions, as long as they are consistent with the Investment Requirements, by calling 888.925.6446. We will not rebalance amounts in the Protected Fixed Account or the EDCA Fixed Account under the Rebalancing program.

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This summary prospectus incorporates by reference the prospectus and Statement of Additional Information (SAI) for the Contract, both dated May 18, 2026, as may be amended or supplemented from time to time. The SAI may be obtained, free of charge, in the same manner as the prospectus.

EDGAR Contract Identifier: C000267449

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